Exhibit 3.1

CERTIFICATE OF ELIMINATION OF THE

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

COMSTOCK HOLDING COMPANIES, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Comstock Holding Companies, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), certifies as follows:

FIRST: The Certificate of Designations filed on May 16, 2011 and constituting part of the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Designations”) authorizes the issuance of 50,000 shares of preferred stock of the Corporation, par value $0.01 per share, designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”).

SECOND: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation adopted the following resolutions:

RESOLVED, that none of the authorized shares of the Series A Preferred Stock are outstanding and none of the authorized shares of such series of preferred stock will be issued subject to the Certificate of Designations; and

RESOLVED, that the Secretary of the Corporation is authorized and directed to execute a Certificate of Elimination as provided by Section 151(g) of the Delaware General Corporation Law in accordance with Section 103 of the Delaware General Corporation Law, substantially in the form attached as an exhibit to these resolutions, with such changes therein as the Secretary may approve and as are permitted by the Delaware General Corporation Law to be made by such officer, such approval to be conclusively evidenced by the Secretary’s execution of such Certificate of Elimination, and to file the same forthwith in the Secretary of State of the State of Delaware, and when such Certificate of Elimination becomes effective, all references to the Series A Preferred Stock in the Restated Certificate of Incorporation shall be eliminated and the shares of the Series A Preferred Stock shall resume the status of authorized and unissued shares of preferred stock of the Corporation, without designation as to series.

THIRD: Pursuant to the provisions of Section 151(g) of the DGCL, all references to Series A Preferred Stock in the Corporation’s Amended Restated Certificate of Incorporation, as amended, hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by Christopher Clemente, this 26th day of March, 2015.

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Name:	Christopher Clemente
Title:	Chief Executive Officer